Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

SES AI CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Class A Common Stock, par value $0.0001 per share (Secondary Offering)(2)	Other	320,342,749	$5.52	(3)	$1,768,291,974.48	$0.0000927	$163,920.67
	Equity	Warrants to purchase shares of Class A Common Stock (Secondary Offering)(4)	Other	5,013,333	$11.50	(5)	$57,653,329.50	$0.0000927	$5,344.46

		Total Offering Amounts					$1,825,945,303.98		$169,265.13
		Total Fee Offsets					—		—
		Net Fee Due					$1,825,945,303.98		$169,265.13

(1)

Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Represents the resale of (i) 320,342,749 shares of Class A common stock, which includes (a) 43,881,251 shares of Class A common stock underlying shares of Class B common stock, (b) 5,013,333 shares of Class A common stock underlying the private placement warrants and (c) up to 29,999,947 shares of Class A common stock that are subject to certain earn-out provisions in the Business Combination Agreement.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low selling prices of the Class A common stock on February 11, 2022, as reported on the New York Stock Exchange.

(4)	Represents the resale of 5,013,333 private placement warrants.
(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(i) under the Securities Act. The price per share is based upon the exercise price per warrant of $11.50 per share of Class A common stock.

Table 2: Fee Offset Claims and Sources

N/A

Exhibit 107

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
Equity	Class A Common Stock (Primary Offering)(1)	14,213,280	$163,452,720.00	S-4	333-258691	January 7, 2022

(1)

Represents the issuance of up to 14,213,280 shares of Class A common stock that may be issued upon exercise (i) 9,199,947 warrants originally sold as part of the units (the “public warrants”) in the Registrant’s initial public offering (the “IPO”) and (ii) 5,013,333 private placement warrants.